Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

INFORMIX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

94-3011736
(I.R.S. Employer Identification No.)

4100 Bohannon Drive
Menlo Park, California 94025
(Address of Principal Executive Offices) (Zip Code)

1994 STOCK OPTION AND AWARD PLAN
(Full Title of the Plan)

David H. Stanley
Vice President, Legal and Corporate Services,
General Counsel and Secretary
INFORMIX CORPORATION
4100 Bohannon Drive
Menlo Park, California 94025
(Name and Address of Agent for Service)

415-926-6300
(Telephone Number, Including Area Code, of Agent For Service)


CALCULATION OF REGISTRATION FEE
                              Proposed      Proposed
Title of                      Maximum       Maximum
Securities     Amount         Offering      Aggregate      Amount of
to be          to be          Price         Offering       Registration
Registered     Registered(1)  Per Share(2)  Price(2)       Fee(2)

Common Stock   8,000,000      $8.875        $71,000,000    $21,515.15
($0.01 par     shares
value)

(1) Shares added by plan amendment effective May 22, 1997.
(2) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. Such price is based on the closing sales price of the Common Stock on July 10, 1997, as reported on the NASDAQ National Market System.


INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

     (a) The latest annual report filed by Informix Corporation (the "Company") pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934.

     (b) All other reports and proxy statements filed by the Company pursuant to section 13(a) or 15(d) of the Securities
Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-4 (No. 333-143, effective February 7, 1996) filed under the Securities Act of 1933, in connection with the merger of a subsidiary of the Company and Illustra Information Technologies, Inc., including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company after the date of this registration statement pursuant to sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

David H. Stanley, counsel for the Company, is an executive officer of the Company and holds the offices of Vice President, Legal and Corporate Services, General Counsel and Secretary.

Item 6.  Indemnification of Directors and Officers

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the director's duty of care. While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

The Company has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of directors for monetary damages for breach or alleged breach of their duty of due care. The By-laws of the Company provide for indemnification of its directors and officers to the full extent permitted by the General Corporation Law of the State of Delaware, the Company's state of incorporation, including those circumstances in which indemnification would be discretionary under Delaware law. The Company has entered into indemnification agreements with its directors and executive officers. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

The Company also carries insurance policies in standard form indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Company for certain amounts it may be required or permitted to pay pursuant to applicable law to its directors and officers on account of such liabilities.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

4.1     Informix Corporation 1994 Stock Option and Award Plan

4.2     Form of Nonqualified Stock Option Agreement

4.3 Restated Certificate of Incorporation, as amended, is incorporated by reference to the Form 10-Q of Informix
Corporation for the fiscal quarter ended July 2, 1995

4.4 By-Laws, as amended, are incorporated by reference to the Form 10-Q of Informix Corporation for the fiscal quarter ended July 2, 1995

5     Opinion re Legality

23.1     Consent of Counsel (included in Exhibit 5)

23.2     Consent of Ernst and Young L.L.P., Independent Auditors

24     Power of Attorney (included in the signature pages to this registration statement)

Item 9.  Undertakings

(a) Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registrations statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request For Acceleration of Effective date or Filing of
Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on July 16, 1997.

INFORMIX CORPORATION
(Registrant)


By /s/ Phillip E.White
   Phillip E. White
   Chairman of the Board, President
   and Chief Executive Officer






POWER OF ATTORNEY

The officers and directors of Informix Corporation whose signatures appear below, hereby constitute and appoint Phillip E. White, David H. Stanley and Karen Blasing, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                 Title                                 Date


/s/ Phillip E. White      Chairman of the Board, President        July 16, 1997
Phillip E. White          and Chief Executive Officer
                          (Principal Executive Officer)


/s/ Karen Blasing         Vice President, Corporate Controller    July 16, 1997
Karen Blasing             and Chief Accounting Officer
                          (Principal Financial Officer)
                          (Principal Accounting Officer)


/s/ Albert F. Knorp, Jr.    Director                              July 16, 1997
Albert F. Knorp, Jr.


/s/ James L. Koch           Director                              July 16, 1997
James L. Koch


/s/ Thomas A.McDonnell      Director                              July 16, 1997
Thomas A. McDonnell


/s/ Cyril J. Yansouni       Director                              July 16, 1997
Cyril J. Yansouni


Executed by a majority of the members of the Board of Directors.